Exhibit 99.B(d)(23)

Schedule A
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Arrowpoint Asset Management, LLC

As of June 25, 2014, as amended September 15, 2016

SEI INSTITUTIONAL INVESTMENTS TRUST

Small/Mid Cap Equity Fund
Small Cap II Fund

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Arrowpoint Asset Management, LLC

As of June 25, 2014, as amended September 15, 2016

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

Small/Mid Cap Equity Fund	[REDACTED]
Small Cap II Fund	[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation	Arrowpoint Asset Management, LLC

By:	By:

/s/ William T. Lawrence	/s/ David Corkins

Name:	Name:

William T. Lawrence	David Corkins

Title:	Title:

Vice President	Managing Member